Exhibit 10.9

RITA Medical Systems

2006 Management Performance Incentive Plan

PURPOSE

The purpose of the 2006 Management Performance Incentive Plan (PIP) is to reward eligible employees for achieving RITA Medical Systems business plan goals and provide a means for management to share in the company’s success.

The PIP has two independent and unrelated mutually exclusive parts:

1. Financial Achievement Plan. The Compensation Committee has approved potential cash bonus payments to employees of approximately $830,000 in the aggregate (prior to any changes which will be allowed for raises, new hires or promotions to become eligible, or of a change of levels or performance award percentages) under the Financial Achievement Plan (The “Financial Plan”), subject to acceleration in certain circumstances as discussed below. Under the Financial Plan, if the Company’s actual performance meets or exceeds certain of its target revenue and pro forma income/loss goals for the first and/or second half of the year ending December 31, 2006, the Company’s executive officers, senior directors, directors and managers (the “Employee Group”), a group consisting of approximately 30 employees, will receive cash incentive bonus payments within a defined range, paid on a semi-annual basis. The Financial Plan provides that if the Company meets certain target revenue and pro forma income/loss goals in the applicable six month period, these employees would receive a cash bonus ranging from 0% to 40% (depending on the level of the eligible employee and other factors) of such employee’s salary for such six month period. In addition, if the Company exceeds certain other target revenue and pro forma income/loss goals in the applicable six month period, these employees would receive an additional accelerated cash bonus ranging from 0% to 40% (depending on the level of the eligible employee and other factors) of such employee’s salary for such six month period. The Financial Plan also provides that the Company must maintain certain cash balances as of June 30, 2006 and December 31, 2006 in order for the employees to be eligible to receive any of the cash incentive bonus payments under the Financial Plan. Finally, the Financial Plan provides for a year end adjustment to the cash bonus payment for an applicable six month period in certain circumstances.

2. Program Milestone Plan. The Compensation Committee has approved potential cash bonus payments to employees totaling up to a maximum of $400,000 in the aggregate under the Program Milestone Plan (the “Milestone Plan”). Under the Milestone Plan, the Employee Group will receive an aggregate of up to $400,000 to be paid in cash after December 31, 2006, if specific quarterly project development milestones were achieved during fiscal 2006. Failure by the Employee Group to achieve the financial goals set forth in the Financial Plan will not have any effect on the eligibility of the Employee Group for the potential cash bonus payments under the Milestone Plan. The Compensation Committee reserves the right to adjust or eliminate the compensation amounts in the event that the project development milestones are not met in a timely manner.

Additional Information

Participation in the PIP is not a contract of employment and does not alter the employment-at-will status of any participant. Management along with the Compensation Committee of the Board of Directors reserves the right to terminate the PIP at any time.